INDEPENDENT AUDITOR'S CONSENT

Osmonics, Inc.

We consent to the incorporation by reference in Registration Statements
No. 33-25228 and No. 33-537 of Osmonics, Inc. on Form S-8 of our reports dated February 9, 1996 appearing and incorporated by reference in this Annual Report on Form 10-K of Osmonics, Inc. for the year ended December 31, 1995.

/S/Deloitte & Touche, LLP
   Deloitte & Touche, LLP
   Minneapolis, Minnesota
   March 25, 1996